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EXHIBIT 5           OPINION OF MULDOON, MURPHY & FAUCETTE



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                                                   June 26, 1996


Board of Directors
Monterey Bay Bancorp, Inc.
36 Brennan Street
Watsonville, California 95076

         Re: Monterey Bay Bancorp, Inc. 1995 Incentive Stock Option Plan - Monterey Bay Bancorp, Inc. 1995 Stock Option Plan for
                  Outside Directors
                  Registration Statement on Form S-8 for 359,750 Shares of Common Stock

Gentlemen:

     We have acted as counsel for Monterey Bay Bancorp, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 359,750 of the Company's Common Stock, $.01 par value (the "Shares"), to be issued under the Monterey Bay Bancorp, Inc. 1995 Incentive Stock Option Plan and the Monterey Bay Bancorp, Inc. 1995 Stock Option Plan for Outside Directors (the "Plans").

     As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary.

     Based on the foregoing and limited in all respects to Delaware law and the facts as they exist on the date hereof, it is our opinion that the Shares reserved under the Plans have been duly authorized and upon the issuance of the Shares in the manner described in the Plans, will be legally issued, fully paid and nonassessable. The following provisions of the Company's Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the
Shares:


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        (1)    (a)  Subsections  C.3 and C.6 of Article  FOURTH and Section D of
               Article EIGHTH, which grant the Board of Directors of the Company ("Board") the authority to construe and apply the provisions of those Articles, Subsection C.4 of Article FOURTH, which grants authority to the Board to determine whether a stockholder owns shares in excess of the Limit, and the provision of Subsection
               C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon the authority of the directors of the Company under such provisions; and

               (b) Article NINTH of the Certificate of Incorporation, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

        This opinion is based upon the facts and law as they exist on the date hereof. We assume no obligation to update this opinion or advise you of any events that occur subsequent to the date of this opinion. This opinion is being furnished to you solely in response to the requirement contained in Item 601 of Regulation S-K for your benefit and may not be relied upon by any other person or for any other purpose, and it should not be quoted in whole or in part or otherwise referred to or furnished to any other person or entity without the prior written consent of this firm. We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8. We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein on the authority of "experts" within the meaning of the Securities Act, we are not such experts with respect to any portion of the Registration Statement, including without limitation the financial statements or schedules or the other financial information or data included therein.

                                                Very truly yours,



                                                /s/ MULDOON, MURPHY & FAUCETTE